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                                 HANDY & HARMAN

                       OUTSIDE DIRECTOR STOCK OPTION PLAN

                                   SECTION 1.

                                     Purpose

                  1.1 The purpose of the HANDY & HARMAN OUTSIDE DIRECTOR STOCK OPTION PLAN (the "Plan") is to foster and promote the long-term financial success of the Company and materially increase shareholder value by enabling the Company to attract and retain the services of outstanding Outside Directors whose judgment, interest, and special effort is essential to the successful conduct of its operations.

                                   SECTION 2.

                                   Definitions

                  2.1. Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below:

                         (a) "Annual Award" means an Option for the number of shares of Stock determined pursuant to Section 5.

                         (b) "Annual Retainer Fee" means the annual fee payable to an Outside Director for services as a member of the Board, but exclusive of any fees paid for services as a member of a committee of the Board, for attending meetings or for other special services proved to the Company.

                         (c) "Board" means the Board of Directors of the Company.


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                         (d) "Company" means Handy & Harman, a New York
         corporation, and any successor thereto.

                         (e) "Disability means total disability, which if the Outside Director were an employee of the Company, would be treated as a total disability under the terms of the Company's long-term disability plan for employees, as in effect from time to time.

                         (f) "Fair Market Value" on any date means the closing price of the Stock as reported by the consolidated tape of the New York Stock Exchange (or on such other recognized quotation system on which the trading prices of the stock are quoted at the relevant time) on such date. In the event that there are no Stock transactions reported on such tape (or such other system) on such date, Fair Market Value shall mean the closing price on the immediately preceding date on which Stock transactions were so reported.

                         (g) "Option" means the right to purchase Stock at a stated price for a specified period of time.

                         (h) "Outside Director" means any member of the Board who is not an employee of the Company or of any of its subsidiaries.

                         (i) "Stock" means the common stock of the Company, par value $1.00 per share.

                  2.2. Gender and Number. Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

                                   SECTION 3.

                          Eligibility and Participation

              Each Outside Director shall participate in the plan.

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                                   SECTION 4.

                              Stock Subject to Plan

                  4.1. Number. The total number of shares of Stock subject to Awards under the Plan may not exceed 100,000 shares, subject to adjustment pursuant to Section 4.3. The shares to be delivered under the Plan may consist, in whole or in part, of treasury Stock or authorized but unissued Stock, not reserved for any other purpose.

                  4.2. Cancelled, Terminated, or Forfeited Awards. Any shares of Stock subject to an Option which for any reason is cancelled or terminated without the issuance of any Stock shall again be available for Awards under the Plan.
                  4.3. Adjustment in Capitalization. In the event of any Stock dividend or Stock split, recapitalization (including, without limitation, the payment of an extraordinary dividend), merger, consolidation, combination, spin-off, distribution of assets to stockholders, exchange of shares, or other similar corporate change, the aggregate number of shares of Stock available for issuance hereunder or subject to Options and the respective exercise prices of outstanding Option may be appropriately adjusted by the Board, whose determination shall be conclusive; provided, however, that any fractional shares resulting from any such adjustment shall be disregarded.

                                   SECTION 5.

                                  Stock Options

                  5.1. Grant of Options.

                         (a) Annual Awards. During each calendar year during the term of the Plan, each Outside Director shall be granted an Annual Award on

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         the first business day of the year; provided, however, that for 1990 such award shall be subject to the approval of the Plan by the stockholders of the Company.

                         (b) Number of Shares. Each Outside Director shall be granted an Annual Award covering the number of shares of Stock which are equal to the number of whole shares determined by dividing (i) fifty percent (50%) of the amount of the Outside Director's Annual Retainer Fee by (ii) the Fair Market Value of a share of Stock of the date of grant.

                         (c) Option Agreement. Each Option shall be evidenced by an Option agreement that shall specify the exercise price, the term of the Option, and the number of shares of Stock to which the Option pertains.

                  5.2. Option Price. Options granted pursuant to Section 5.1(a) as an Annual Award shall have an exercise price equal to One Dollar ($1.00) per share of stock.

                  5.3. Exercise of Options. Options awarded under the Plan shall be fully and immediately exercisable. Each Option shall be exercisable for 10 years after the date on which it is granted.

                  5.4. Payment. Options may be exercised by written notice of exercise accompanied by payment in full of the Option price in cash or cash equivalents, including by personal check. As soon as practicable after receipt of such written exercise notice and full payment of the Option price, the Company shall deliver to the Outside Director a certificate or certificates representing the acquired shares of stock.

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                                   SECTION 6.

                       Termination of Duties as a Director

                  6.1. Termination of Duties Due to Retirement. In the event an Outside Director's membership on the Board ceases on or after he has attained age 72, any Options then held by such Outside Director may be exercised at any time prior to the expiration of the term of the Options or within three (3) years following his cessation of Board membership, whichever period is shorter.

                  6.2. Termination of Duties Due to Death or Disability. In the event an Outside Director's membership on the Board ceases by reason of his death or Disability, any Options then held by such Outside Director may be exercised by the Outside Director or his legal representative at any time prior to the expiration date of the terms of the Options or within one (1) year following his cessation of Board membership, whichever period is shorter.

                  6.3. Termination of Duties for Any Other Reason. In the event an Outside Director's membership on the Board ceases for any reason other than one described in Section 6.1 or Section 6.2, any Options then held by such Outside Director shall be cancelled.

                  6.4. Services as an Employee. If an Outside Director becomes an employee of the Company or of any of its subsidiaries, the Outside Director shall be treated as continuing in service for purposes of this Plan, but shall not be eligible to receive future grants while an employee. If the Outside Director's services as an employee terminate without his again becoming an Outside Director, the provisions of this Section 6 shall apply as though such termination of employment were the termination of the Outside Director's membership on the Board.

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                                   SECTION 7.

              Amendment, Modification, and Termination of Plan

         The Board at any time may terminate or suspend the Plan, and from time to time may amend or modify the Plan, but any amendment that materially increases the benefits to be provided to Outside Directors shall be subject to approval by the Company's stockholders. No amendment, modification, or termination of the Plan shall in any manner adversely affect any Option theretofore granted under the Plan, without the consent of the Outside Director.

                                   SECTION 8.

                            Miscellaneous Provisions

                  8.1. Nontransferability of Awards. No options may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. All rights with respect to Options granted to an Outside Director shall be exercisable during his lifetime only by him.

                  8.2. Beneficiary Designation. Each Outside Director may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) by whom any Option granted under the Plan is to be exercised in case of his death. Each designation will revoke all prior designations by such Outside Director and will be effective only when filed by the Outside Director during his lifetime in writing with the Secretary of the Company. In the absence of any such designation, Options outstanding at the time of an Outside Director's death shall be exercised by the Outside Director's surviving spouse, if any, or otherwise by his estate.

                  8.3. No Guarantee of Membership. Nothing in the Plan shall confer upon an Outside Director the right to remain a member of the Board.

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                  8.4. Requirements of Law. The granting of Options and the
issuance of shares of Stock upon the exercise of Options shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

                  8.5. Administration. The Plan shall, to the maximum extent possible, be self-effectuating. Any determinations necessary or advisable for the administration and interpretation of the Plan in order to carry out its provisions and purposes shall be made by the Company.

                  8.6. Term of Plan. The Plan shall be effective upon its adoption by the Board, subject to approval by the Company's stockholders at their next annual meeting. The Plan shall continue in effect, unless sooner terminated pursuant to Section 7, until the tenth anniversary of the date on which it is adopted by the Board.

                  8.7. Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of New York.

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